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                                                                   EXHIBIT 10.58

                              EMPLOYMENT AGREEMENT
                           THE PRINCETON REVIEW, INC.

         This employment Agreement is between Robert Cohen ("Exec") and The Princeton Review, Inc. ("TPR"), and is subject to the terms of the Executive Compensation Policy Statement, the current form of which is attached as Exhibit A (the "Policy Statement"). Terms may be defined in The Princeton Review Glossary. This Agreement supersedes any previous employment agreement.

1. Job Description: Exec shall serve as the EVP/General Manager of the Homeroom Division. Exec will work part-time starting March 5, 2001 and fulltime starting May 7, 2001.

2. Compensation: TPR shall pay Exec $200,000 per year, increasing annually by 3%. Exec shall receive a signing bonus in an amount equal to his salary at this rate from the period from January 1, 2001 to the first day of his full-time employment. He shall also receive a bonus of 20% to 50% of base salary.

3. Moving Allowance: Should Exec move closer to the Homeroom Division office, TPR shall reimburse Exec for the actual amount of moving expenses and brokers fees paid in obtaining a new residence, but not more than $16,000

4. Term of Service and Waiting Period: For all purposes where length of employment is computed or considered by TPR, Exec shall be credited for his prior employment with The Princeton Review New Jersey as though he worked for TPR. TPR also waives any waiting periods for benefits that are generally waived for former employees of The Princeton Review of New Jersey that were hired as part of the Asset Purchase Agreement dated January 18, 2001. TPR will pay the cost of Cobra until they can provide health insurance.

5. Full Business Time: Exec agrees to devote full business time and energies to his job as specified in Section 2.1 of the Policy Statement. TPR agrees that service to outside boards and other activities, totaling less than an average of 5 hours per week, in connection with personal investments that are not competitive with the business of TPR as well as work performed for The Princeton Review of New Jersey or The Princeton Review of Boston, or these companies as renamed, shall not violate Section 2.1. or any other agreement to which Exec and TPR are parties.

6. Executive Education: TPR agrees that at Exec's request, Exec may attend up to one week of educational programs generally intended to help him perform his job better with no charge to his vacation days. In addition to the Educational Reimbursement generally provided to employees, TPR shall pay up to $10,000 for educational programs at accredited educational institutions

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7.       Term: This Agreement has an 18 month term, which will automatically be extended for additional two-year periods on each anniversary of the effective date until (i) Exec voluntarily terminates employment or (ii) TPR gives contrary written notice to Exec at least 6 months prior to the anniversary date.

8. Severance Payments and Benefits: If TPR terminates Exec's employment without cause under Section 4.1 of the Policy Statement or if TPR does not renew the Agreement under Section 3.1 of the Policy Statement, then in addition to the payments provided under Section 5.1 of the Policy Statement, but in lieu of the payments provided under Section 5.3 of the Policy Statement, TPR will pay Exec an amount equal to his annual base salary.


Agreed to this March 2, 2001


/s/ March Chernis                            /s/ Robert Cohen
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Mark Chernis                                 Robert Cohen
President, TPR